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CERTIFICATE OF INCORPORATION
Stock Corporation

                             STATE OF CONNECTICUT
                            Secretary of the State

         The undersigned incorporator hereby forms a corporation under the Stock Corporation Act of the State of Connecticut:

         1. The name of the corporation is Northeast Ticketing Company.

         2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:

         To engage in computerized ticketing business in the State of Connecticut or within 100 miles of Hartford, Connecticut.

          3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each share thereof, are as follows:

             The corporation has one class of 1,000 authorized shares of common stock, with a par value of $ 1.00 per share.

         4. The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any), or an express grant of authority to the board of directors pursuant to Section 33-341, Conn. Gen. Stat., are as follows:

          No shareholder shall be entitled as of right to purchase or subscribe for any unissued shares of the corporation whether now or hereafter authorized or whether of a class now existing or of a class hereafter created, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures, or other obligations convertible into shares of the corporation.

         5. The minimum amount of stated capital with which the corporation shall commence business is One Thousand Dollars ($1, 000).

         6. Any action that may be taken by shareholders at a meeting of shareholders may be taken without a meeting of shareholders by consent, in writing, setting forth the action to be taken, signed by persons (or their authorized attorneys) holding shares representing at least that portion of the voting power of shares entitled to vote on such action as would be required to approve such action at a meeting at which all shareholders entitled to vote thereon were present; provided, however, that the approval of such action by consent is not prohibited by, and such consent is obtained in accordance with, the general corporate law of Connecticut in effect at the time consent is sought.

         7. The personal liability of a director of the corporation to the corporation or its shareholders for monetary damages for breach of duty as a director of the corporation shall be limited to the full extent permitted by the Stock Corporation Act of the State of Connecticut or any other applicable laws presently or hereafter in effect. Without limiting the effect of the preceding sentence, no director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director of the corporation in an amount greater than the compensation received by the director for serving the corporation during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the director; (ii) enable the director, or an associate, as defined in subdivision (3) of Section 33-374d of the Stock Corporation Act of the State of Connecticut to receive an improper personal economic gain; (iii) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an


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unjustifiable risk of serious injury to the corporation; (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or (v) create liability under
Section 33-321 of the Stock Corporation Act of the State of Connecticut.

         Dated in Hartford, Connecticut this 15 day of December, 1994.

         I hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

                                                 /s/ Karen A. Molitor
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                                                 Karen A. Molitor, Incorporator






























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